SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IKANOS COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

1:30 P.M. PACIFIC TIME

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Ikanos Communications, Inc. The meeting will be held on Tuesday, June 12, 2007 at 1:30 p.m., Pacific Time, at 47669 Fremont Boulevard, Fremont, CA 94538. At the meeting we will:

1.	Elect two Class II directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007; and

3.	Transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Friday, April 20, 2007 may attend and vote at the meeting. If you will not attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. Stockholders whose shares are registered in their own names may vote by mailing in a proxy card or attending the meeting in person. If you hold our shares through a broker or bank in “street name”, you may be eligible to vote via the Internet or to vote telephonically. If your shares of common stock are held in an account with a broker or a bank participating in the Broadridge Financial Solutions program, you may choose to vote those shares via the Internet at (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the Proxy Statement for further details. Any stockholder attending the meeting may vote in person, even though the stockholder has already returned a proxy card.

Sincerely,

/s/    DANIEL K. ATLER

Daniel K. Atler

Chief Executive Officer

Fremont, California

April 30, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IKANOS COMMUNICATIONS, INC.

PROXY STATEMENT

FOR THE

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of Ikanos Communications, Inc. (“Ikanos” or the “Company”) is soliciting Proxies for the 2007 annual meeting of stockholders to be held at 47669 Fremont Boulevard, Fremont, CA 94538 on Tuesday, June 12, 2007, at 1:30 p.m., Pacific Time (the “Annual Meeting”). The address of our principal executive office is 47669 Fremont Boulevard, Fremont, CA 94538 and our telephone number at this address is 510-979-0400. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Proxy materials, which include this Proxy Statement, the accompanying proxy card, a letter to stockholders and the Annual Report of Ikanos on Form 10-K for the fiscal year ended December 31, 2006 (the “Annual Report”), were first mailed to stockholders entitled to vote on or about May 7, 2007.

Costs of Solicitation

We will pay the costs of soliciting Proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our Proxy materials to beneficial owners of such common stock. We will reimburse such firms and nominees for their reasonable expenses in forwarding the Proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit Proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 20, 2007, are entitled to attend and vote at the Annual Meeting. On the record date, 28,353,896 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Global Market on the record date was $8.19 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on Tuesday, June 12, 2007, at 1:30 p.m., Pacific Time. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report and audited financial statements, proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

Proposal One	Election of the two nominees for Class II directors set forth in this Proxy Statement; and

Proposal Two	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

Q:	What are the Company’s voting recommendations?

A:	Our board of directors recommends that you vote your shares as follows:

Proposal One	FOR the election of each of the two nominees for Class II directors for a term of three years and until their successors are duly elected and qualified.

Proposal Two	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

Q:	Who can vote at the Annual Meeting?

A:	Our board of directors has set April 20, 2007 as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on April 20, 2007 (the “Record Date”), may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On April 20, 2007, 28,353,896 shares of our common stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Ownership

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting.

However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How many votes does Ikanos need to hold the Annual Meeting?

A:	A majority of our outstanding shares as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director and “FOR” ratification of the appointment of our independent auditors. Currently, brokers for beneficial owners of stock held in “street name” have the discretion to vote any shares so held with respect to which they have not received instructions by 10 days prior to the meeting on both matters being submitted to a vote of the stockholders. In a situation where your broker does not have discretionary authority to vote on a particular action item, shares held in “street name” are not voted on that item and are known as “broker non-votes.” Broker non-votes are counted for the purpose of establishing a quorum for the Annual Meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by American Stock Transfer & Trust Company.

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the two individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our independent auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and voting at the Annual Meeting (the “Votes Cast”). Broker non-votes are not considered to be Votes Cast with respect to a particular item.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you do not plan to attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. Stockholders whose shares are registered in their own names may only vote by mailing in a proxy card or attending the meeting in person. You may vote by granting a proxy or, for shares held in “street name”, by submitting voting instructions to your stockbroker or nominee. Please refer to the summary instructions included on your proxy card. For shares held in “street name”, a voting instruction card will be provided by your stockbroker or nominee. If you hold our shares with a broker or bank, you may be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by Broadridge Financial Solutions.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the proxy card.

BY MAIL—You may do this by signing your proxy card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the Annual Meeting.

Q:	Who are the proxies and what do they do?

A:	A proxy is your legal designation of another person to vote on your behalf. The two persons named as proxies on the enclosed proxy card, Daniel K. Atler, our Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, were designated by our board of directors. By completing and returning the enclosed proxy card, you are giving the proxies the authority to vote your shares in the manner you indicate on your proxy card. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to be certain that all of your shares are voted.

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials at that address, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to Investor Relations, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538 or to ir@ikanos.com or call us at (510) 438-5360. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Daniel K. Atler, our Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may retain the services of a third party firm to aid in the solicitation of proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to our board of directors (See “Corporate Governance and Other Matters-Consideration of Stockholder Recommendations and Nominations”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2008 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 8, 2008, which is the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2008 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2008 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than February [7], 2008 for the 2008 annual meeting of stockholders, which is 90 calendar days prior to the anniversary of the mailing date of this Proxy Statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. As described in our Bylaws, the stockholder notice must set forth the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2008 annual meeting. In addition to the notice above, when seeking to include a nomination, the stockholder must also include: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment the nominee, (iii) the class and number of shares of the corporation that are beneficially owned by the nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence

Our board of directors is the ultimate decision-making body for the Company, except with respect to those matters reserved for the approval of stockholders. The board of directors has reviewed the independence of each director and director nominee, and concluded that current directors Danial Faizullabhoy, Michael Goguen, Michael Gulett, Paul G. Hansen and Gopal Venkatesh have no material relationship with Ikanos or any of its subsidiaries and, therefore, are independent under the marketplace rules of the Nasdaq Stock Market.

In making its determinations of independence, our board of directors considered the following relationships and affirmatively determined that none of the relationships is of a material nature that would preclude the directors from being deemed independent:

•	Mr. Goguen is a managing member of Sequoia Capital. Sequoia Capital and affiliated entities owned approximately 10.8% of our common stock as of March 22, 2007.

We have also determined that all directors serving as members of our audit committee, compensation committee and nominating and corporate governance committee are independent under the marketplace rules of the Nasdaq Stock Market and the rules of the SEC.

Consideration of Stockholder Recommendations and Nominations

The nominating and corporate governance committee of our board of directors will consider both recommendations and nominations from stockholders for candidates to our board of directors. A stockholder who desires to recommend a candidate for election to our board of directors shall direct the recommendation in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, information regarding any relationships between the candidate and Ikanos and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the nominating and corporate governance committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Receipt of Stockholder Proposals.” A recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

If, instead, a stockholder desires to nominate a person directly for election to our board of directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including; (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation that are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such stockholder, (ii) the class and number of shares of the corporation that are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for Director

The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the board of directors:

•

The nominating and corporate governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the nominating and corporate governance committee from other sources.

•	In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and corporate governance committee will consider the following:

o	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

o	Such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

o	Other factors that the nominating and corporate governance committee may consider appropriate.

•	The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

o	The highest personal and professional ethics and integrity.

o	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

o	Skills that are complementary to those of the existing board members.

o	The ability to assist and support management and make significant contributions to our success.

o	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the nominating and corporate governance committee determines that an additional or replacement director is required, the nominating and corporate governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board or management.

•	The nominating and corporate governance committee may propose to the board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the board.

Stockholder Communication with our Board of Directors

As a stockholder of Ikanos Communications, Inc., you may contact any of our directors by writing to them by certified mail to the board of directors, c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

Any stockholder communication directed to the board of directors (other than concerns regarding questionable accounting or auditing matters directed directly to the audit committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” the Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication, and forward a copy of the stockholder communication and draft response to the chairperson of the nominating and corporate governance committee. The summary and response will become part of the stockholder communications log maintained with respect to all stockholder communications.

At least quarterly, or more frequently as may be appropriate, the nominating and corporate governance committee will forward copies of all such original stockholder communications along with the related memos and responses to the board of directors for review.

Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the chairperson of the nominating and corporate governance committee for appropriate action.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all our employees. Our Code of Business Conduct and Ethics is available, without charge to you, upon written request made to us at Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538. Any waiver or amendment to our Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer and other officers providing financial information will be disclosed on our website at www.Ikanos.com or in a report on Form 8-K filed with the SEC.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of our board of directors to strongly encourage board members to attend the annual meeting of stockholders. All individuals then serving as directors attended our 2006 Annual Meeting of Stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our board of directors currently consists of five members. The Board is divided into three classes, with Class I and II each having two directors and Class III having one director. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting.

The current composition of the Board is as follows:

Class I Directors (serving until 2009 annual meeting)	Michael Goguen
Gopal Venkatesh

Class II Directors (term expiring at this Annual Meeting)	Danial Faizullabhoy
Michael Gulett

Class III Director (serving until 2008 annual meeting)	Paul Hansen

Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. All of the directors, including the Class II nominees, are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the two Class II nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our board of directors recommends a vote “FOR” the election of each of the Class II nominees listed above.

Nominees and Directors

The names of the members of our board of directors, including the Class II nominees, their ages as of March 31, 2007 and certain information about them, are set forth below.

Danial Faizullabhoy*	Age: 45

Director Since: July 2001

Committees: Compensation Committee, Chairman of the Nominating and Corporate Governance Committee

Principal Occupation: President and Chief Executive Officer of BroadLogic, a video-processing mixed signal semiconductor design and supply company, since October 2006. From July 1998 to July 2005, Mr. Faizullabhoy was a Managing Director with Walden International, a venture capital firm. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec, including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of Target and Optical division. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation.

Education: Bachelor’s degree in electrical engineering from Norwich University and a M.B.A. degree from Santa Clara University.

Michael Goguen	Age: 43

Director Since: May 1999

Committees: Audit Committee, Compensation Committee

Principal Occupation: Mr. Goguen joined Sequoia Capital, a venture capital firm, in 1996, where he has been a general partner since 1997. Prior to that, Mr. Goguen spent ten years in various engineering, research, and product management roles at DEC, SynOptics and Centillion, and was a Director of Engineering at Bay Networks (Nortel). Mr. Goguen was also a Technical Chairman of the ATM Forum.

Education: B.S. degree in Electrical Engineering from Cornell University and a M.S. degree in Electrical Engineering from Stanford University.

Michael Gulett*	Age: 54

Director Since: August 2003

Committees: Equity Award Committee, Audit Committee, Chairman of the Compensation Committee, Nominating and Corporate Governance Committee

Principal Occupation: In March 2006, Mr. Gulett was appointed interim Chief Executive Officer of Tzero Technologies, a semiconductor company, and he was appointed permanent Chief Executive Officer in July 2006. From December 2004 to August 2005, Mr. Gulett served as the interim Chief Executive Officer of Siliquent Technologies, Inc., a semiconductor company, which was acquired by Broadcom Corporation in August 2005. From December 2001 to December 2003, he was President and Chief Executive Officer of ARC International plc, a technology licensing and embedded software company. From November 1998 to January 2001, Mr. Gulett served as President and Chief Operating Officer of Virata Corporation, a leading supplier of DSL processors. Prior to that, Mr. Gulett was President and Chief Executive Officer at Paradigm Technology, a developer of fast static random access memory devices. Mr. Gulett has also held management positions at VLSI Technology, California Devices, Intel Corporation and NCR.

Education: B.S.E.E. from the University of Dayton.

Paul G. Hansen	Age: 59

Director Since: July 2004

Committees: Chairman of the Audit Committee, Nominating and Corporate Governance Committee

Principal Occupation: Since April 2001, Mr. Hansen has worked as an independent consultant. Prior to that, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software from July 1998 to April 2001. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc., including Vice

President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998.

Education: B.S. degree in business from the State University of New York Fredonia.

Gopal Venkatesh	Age: 49

Director Since: November 2001, Executive Chairman since October 2006.

Committees: Equity Award Committee

Principal Occupation: Mr. Venkatesh is the Managing Member of Texan Ventures, LLC, a venture capital and management consulting firm. From July 2003 through September 2004, he served as Chairman and Interim Chief Executive Officer of Matisse Networks, an optical burst switching company. From June 1999 to November 2001, Mr. Venkatesh served as Vice President of Switching Products at Broadcom Corp. Prior to that he was President and Chief Executive Officer of Maverick Networks, a company he founded in 1998, which was acquired by Broadcom in 1999.

Education: degree in electronics from the Indian Institute of Technology (India) and a M.S.E.E. degree in electrical and computer engineering from the University of Massachusetts.

*	Denotes nominee for election at the 2007 annual meeting of stockholders.

Board Meetings

Our board of directors held 18 meetings in 2006. During 2006, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of our board of directors on which such director served (held during the period that such director served). During 2006, certain matters were approved by our board of directors or a committee of our board of directors by unanimous written consent. Generally, our non-management directors meet without management present each time the full Board of Directors convenes for a regularly scheduled meeting.

Board Committees

Our board of directors currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Equity Award Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each has a written charter that has been approved by our board of directors or a committee thereof, copies of which can either be viewed at the investor relations section of our website at www.Ikanos.com or may be obtained upon request from the Company. The Equity Award Committee also has a written charter that has been approved by our board of directors, a copy of which may be obtained upon request from the Company. The table below shows current membership for each of the standing committees of the board of directors.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Equity Award Committee
Danial Faizullabhoy	—	Member	Chair	—
Michael Goguen	Member	Member	—	—
Michael Gulett	Member	Chair	Member	Member
Paul G. Hansen	Chair	—	Member	—
Gopal Venkatesh	—	—	—	Member

In addition to the standing committees mentioned above, the Board convened a special Pricing Committee in the first quarter of 2006 to consider various matters in connection with the sale of our common stock in a follow-on public offering in March 2006. The Pricing Committee held one meeting in 2006.

Audit Committee. Our Audit Committee held 14 meetings in 2006. Our Audit Committee is responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, the Audit Committee is responsible for:

•	overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

•

selecting, engaging and overseeing the work of our independent registered public accounting firm (independent auditors) and reviewing the adequacy of our system of overseeing the independent registered public accounting firm’s (independent auditors) qualifications, independence and performance;

•	assisting the board of directors in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	reviewing our internal accounting and financial controls; and

•

reviewing our audited financial statements and reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting polices and independent registered public accounting firm’s (independent auditors) disagreements with management.

The members of our Audit Committee are Messrs. Goguen, Gulett and Hansen. Mr. Hansen chairs the Audit Committee. Our board of directors has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the rules of the Nasdaq Stock Market, including Rule 10A-3(b)(1) under the Exchange Act. Our board of directors has determined that Mr. Hansen qualifies as an “audit committee financial expert” under the federal securities laws and has the “financial sophistication” required under the rules of the Nasdaq Stock Market. The charter of our audit committee may be found on our website at www.Ikanos.com.

Compensation Committee. Our Compensation Committee held four meetings in 2006. Our Compensation Committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers, evaluating the performance for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters. Our Compensation Committee has previously engaged an outside consulting firm to conduct a review of its total compensation program, and may continue to do so in the future. Our Compensation Committee currently consists of Messrs. Faizullabhoy, Goguen and Gulett, each of whom is a non-management member of our board of directors. Mr. Gulett chairs the Compensation Committee. The charter of our Compensation Committee may be found on our website at www.Ikanos.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings in 2006. Our Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees for our board of directors and its committees, conducts searches for appropriate directors, and evaluates the performance of our board of directors and of individual directors. The Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board concerning corporate governance matters. The members of our Nominating and Corporate Governance Committee are Messrs. Faizullabhoy, Gulett and Hansen. Mr. Faizullabhoy chairs the Nominating and Corporate Governance Committee. The charter of our Nominating and Corporate Governance Committee may be found on our website at www.Ikanos.com.

Equity Award Sub-Committee. Our Compensation Committee delegated authority to Messrs. Gulett and Venkatesh to grant stock options and performance shares to employees who are not executive officers covering up to a maximum of 25,000 options and 12,500 shares per person per year.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

Cash Compensation. For fiscal year 2006, our non-employee directors were entitled to receive $1,000 per meeting and $500 per meeting of the independent members of the board, and were entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. The chairs of our board of directors, our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are each entitled to receive $1,500 per committee meeting attended.

In October 2006, the Board of Directors requested an external analysis of the compensation practices for the directors with the purpose of assessing the competitiveness of current practices and assuring that the program is fair and appropriate for the organization. The external consulting firm compared Ikanos’s current compensation policies to nine peer group companies, taking into consideration the number of meetings, number of committees, meeting fees, number of Board and Committee members, director total cash compensation and the value of annual equity awards.

In February 2007, upon reviewing the reports evaluating appropriate compensation for Board members of peer group public companies, the cash compensation structure of the Board was adjusted as follows, effective as of the beginning of fiscal year 2007:

•	$1,500 per full board meeting and $750 per meeting of the independent members of the board

•	$1,000 per committee meeting

•	$20,000 annual retainer

•	$10,000 retainer for audit committee chair

•	$5,000 retainer for other committee chairs

Stock Option Program. In addition, our 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Each new non-employee director appointed or elected to the board of directors will receive an initial option to purchase 30,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months receive a subsequent option to purchase 12,000 shares immediately following each annual meeting of our stockholders. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

Each of the options to purchase shares of common stock granted to our non-employee directors are subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between the Company and each of the non-employee directors. Pursuant to these provisions, one hundred (100%) of the unvested stock options held by each of the non-employee directors will automatically vest and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•

if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

•	a change in the composition of the board of directors of the Company as a result of which fewer than a majority of the directors are incumbent directors; or

•

the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

In addition to the automatic grants, in February 2007, as consideration for his service as a member of the board of directors, Mr. Faizullabhoy received an option to purchase 50,000 shares of our common stock at an exercise price per share of $8.22 that vests monthly over a period of four years, subject to the director continuing to serve as a director on each vesting date.

We have a consulting relationship with Texan Ventures, LLC that was first entered into on November 7, 2001. Gopal Venkatesh, who is a member of our board of directors, is the Managing Member of Texan Ventures, LLC. Under the current consulting agreement, which was entered into on March 30, 2006, Texan Ventures, LLC, through Mr. Venkatesh, provides consulting services with respect to, among other things, general business advice relating to the operation of a public company. On November 17, 2006, the Company and Texan Ventures LLC entered into an amendment the consulting agreement. Pursuant to this amendment, the compensation arrangement provision was amended to provide for an increase in the monthly compensation to $18,000 payable to Texan Ventures, LLC for services performed by Mr. Venkatesh on behalf of Texan Ventures, LLC and for services performed by Mr. Venkatesh in his new capacity as the Executive Chairman of the board of directors of the Company. In addition, the consulting agreement was further amended to provide for the grant of stock options to purchase 125,000 shares of our Common Stock to Mr. Venkatesh in his personal capacity, at an exercise price of $8.12 per share, the fair market value per share of such Common Stock on the date of grant. The options were granted on October 24, 2006 and vest monthly over 9 months. The board of directors approved a change-of-control provision with respect to these options, which provides for 100% acceleration of any and all unvested portions of the options in the event of a change of control. We paid Texan Ventures, LLC $67,500 in 2006 for consulting services.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

Director Compensation For Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Danial Faizullabhoy	$33,500	$0	$50,657	$0	$0	$0	$84,157
Michael Goguen	38,500	0	50,657	0	0	0	89,157
Michael Gulett	46,500	0	119,891	0	0	0	166,391
Paul G. Hansen	49,500	0	195,173	0	0	0	244,673
Gopal Venkatesh	23,500	0	227,712	0	0	67,500	318,712

(1)	Reflects the dollar amount recognized with respect to options held by the director for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. The full FAS 123(R) grant date value (without regard to vesting provisions) of options granted to each director during fiscal 2006 is as follows:

Director	Grant Date	Grant Date Fair Value
Danial Faizullabhoy	June 13, 2006	$91,988
Michael Goguen	June 13, 2006	$91,988
Michael Gulett	June 13, 2006	$91,988
Paul G. Hansen	June 13, 2006	$91,988
Gopal Venkatesh	June 13, 2006	$91,988
	October 24, 2006	$658,801

As of December 31, 2006, each director has the following number of options outstanding: Danial Faizullabhoy: 12,000; Michael Goguen: 12,000; Michael Gulett: 92,000; Paul G. Hansen: 86,999; and Gopal Venkatesh: 200,750.

Vote Required

Directors shall be elected by a plurality vote. The two Class II nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS II DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) to audit our consolidated financial statements for the fiscal year ending December 31, 2007, and our board of directors recommends that our stockholders vote “FOR” ratification of such appointment.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) is not required by our Bylaws or other applicable legal requirement. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm (independent auditors) at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers LLP was originally appointed as our independent registered public accounting firm (independent auditors) to perform the annual audit of our financial statements for the fiscal year ending December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2006 and 2005:

	2006	2005
Audit fees(1)	$1,476,336	$575,399
Audit-related fees	$—	$—
Tax fees(2)	$3,390	$3,500
All other fees(3)	$1,500	$—

Total	$1,481,226	$578,899

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, fees for our Form S-1 registration statement filed on March 17, 2006 and review of documents provided in connection with other statutory or regulatory filings. Audit fees for 2006 include fees related to the audit of management’s assessment of and the effectiveness of our internal control over financial reporting. The audit fees for 2006 and 2005 represent the amount billed or expected to be billed to the Company as of the date of this proxy statement.
(2)	Represents statutory tax compliance services performed for our India subsidiary.
(3)	Represents annual subscription fees for the online accounting research tool Comperio.

The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP. During fiscal year 2006, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 22, 2007, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Information related to holders of more than 5% of our common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g). The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of March 22, 2007, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 28,317,362 shares of common stock outstanding as of March 22, 2007. Except as indicated by footnote, the address of the beneficial owners is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders:
Entities affiliated with Sequoia Capital (1)	3,050,024	10.8%
Entities affiliated with Integral Capital Management (2)	1,500,000	5.3
David J. Greene and Company, LLC (3)	1,437,338	5.1

Directors and Executive Officers:
Daniel K. Atler (4)	123,506	*
Cory J. Sindelar (5)	7,500	*
Yehoshua Rom (6)	96,777	*
Nick Shamlou (7)	3,750	*
Dean Westman (8)	38,750	*
Rouben Toumani (9)	108,111	*
Danial Faizullabhoy (10)	17,208	*
Michael L. Goguen (1)(11)	2,895,502	10.2
Michael Gulett (12)	84,916	*
Paul Hansen (13)	65,470	*
Gopal Venkatesh (14)	212,471	*
Rajesh Vashist (15)	405,597	1.4
Derek Obata (16)	38,015	*
All current directors and executive officers as a group (11 persons)(17)	3,653,961	12.9

*	Represents beneficial ownership of less than 1% of our common stock.

(1)

Entities affiliated with Sequoia Capital beneficially owned 3,050,024 shares as of December 31, 2006 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007. Principal address is 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, CA 94025. Number of shares includes (a) 26,782 shares held by SITP VIII Liquidating Trust, (b) 139,740 shares held by SITP VIII-Q Liquidating Trust, (c) 2,159,432 shares (7.6%) held by Sequoia Capital VIII, of which SC VIII

Management-A, LLC is the general partner, (d) 86,888 shares held by Sequoia Capital Franchise Partners, L.P., (e) 637,182 shares held by Sequoia Capital Franchise Fund, L.P. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen (who is also a member of our board of directors) are the Managing Members of SCFF Management, LLC and exercise shared voting and investment power of the shares held by these Sequoia entities. These Managing Members disclaim beneficial ownership of the shares held by these Sequoia entities except to the extent of their pecuniary interests in these entities. Mr. Kendall Cooper is the Managing Member of Sequoia Capital VIII, of which SC VIII Management-A, LLC is the general partner, and exercises voting and investment power over the shares held by Sequoia Capital VIII. Mr. Cooper disclaims beneficial ownership of all shares except to the extent of his individual pecuniary interest therein. Deborah Kranz is the Trustee of SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust and has voting and investment power over the shares held by SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust. Ms. Kranz disclaims beneficial ownership of all shares.

(2)	Entities affiliated with Integral Capital Management beneficially owned 1,500,000 shares as of February 8, 2007 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007. The principal business address is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025. Number of shares includes (a) 700,000 shares held directly by Integral Capital Partners VI, L.P. (“ICP6”), of which Integral Capital Management VI, LLC (“ICM6”) is the general partner and (b) 800,000 shares held directly by Integral Capital Partners VII, L.P. (“ICP7”) , of which Integral Capital Management VII, LLC (“ICM7”) is the general partner. All four entities report shared voting and dispositive power and with respect to ICM6 and ICM7, the report relates only to their indirect, beneficial ownership of the 700,000 shares and 800,000 shares respectively. The 700,000 shares and the 800,000 shares have been purchased and are directly held by ICP6 and ICP7, respectively, and the management of the business affairs of ICM6 and ICM7, including decisions regarding disposition and/or voting of these shares resides in a majority of the managers of ICM6 and ICM7, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of these shares.
(3)	David J. Greene and Company, LLC beneficially owned 1,437,338 shares as of December 31, 2006 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007. Principal address is 599 Lexington Avenue, New York, NY 10022.
(4)	Represents (a) 41,388 shares of common stock held by Mr. Atler, (b) options to purchase 67,118 shares that were exercisable within 60 days after March 22, 2007, and (c) 15,000 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2007.
(5)	Represents 7,500 shares issuable to Mr. Sindelar upon vesting of restricted stock units within 60 days after March 22, 2007.
(6)	Represents (a) 32,457 shares of common stock held by The Yehoshua & Dorit [Rom] Living Trust of September 1996, (b) options to purchase 60,570 shares that were exercisable within 60 days after March 22, 2007, and (c) 3,750 shares issuable upon the vesting of restricted stock units within 60 days after March 22, 2007.
(7)	Represents 3,750 shares issuable to Mr. Shamlou upon the vesting of restricted stock units within 60 days after March 22, 2007.
(8)	Represents Mr. Westman’s (a) options to purchase 31,250 shares that were exercisable within 60 days after March 22, 2007, and (b) 7,500 shares issuable upon the vesting of restricted stock units within 60 days after March 22, 2007.
(9)	Represents (a) 9,015 shares of common stock held by Mr. Toumani, (b) options to purchase 94,096 shares that were exercisable within 60 days after March 22, 2007, and (c) 5,000 shares issuable upon the vesting of restricted stock units within 60 days after March 22, 2007.
(10)	Represents Mr. Faizullabhoy’s options to purchase 17,208 shares that were exercisable within 60 days after March 22, 2007.
(11)	Represents Mr. Goguen’s options to purchase 12,000 shares that were exercisable within 60 days after March 22, 2007.

(12)	Represents Mr. Gulett’s options to purchase 84,916 shares that were exercisable within 60 days after March 22, 2007.
(13)	Represents Mr. Hansen’s options to purchase 65,470 shares that were exercisable within 60 days after March 22, 2007.
(14)	Represents (a) 15,610 shares of common stock held by G. Venkatesh TTEE the Venkatesh Separate Property Trust, of which Mr. Venkatesh is a trustee, (b) 10,000 shares of common stock held by Texan Ventures LLC, of which Mr. Venkatesh is a Managing Member, and (c) options to purchase 186,861 shares that were exercisable within 60 days after March 22, 2007.
(15)	Represents (a) 81,273 shares of common stock held by Mr. Vashist, (b) 4,166 shares held by Rajesh Vashist and Rohini Vashist, Trustees of Vashist Family Trust u/i dtd February 10, 2000, (c) 416 shares held by Rohini Vashist, Custodian for Mallika Vashist, a minor under CUTMA until age 21, and (d) options granted to Mr. Vashist to purchase 319,742 shares of common stock that were exercisable within 60 days after March 22, 2007.
(16)	Represents 38,015 shares of common stock held by Mr. Obata.
(17)	Represents current executive officers and director’s (a) 2,991,972 shares of common stock, (b) 619,489 options to purchase shares that were exercisable within 60 days after March 22, 2007, and (c) 42,500 shares issuable upon the vesting of restricted stock units within 60 days after March 22, 2007. See notes 4 through 14.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company, and to promote the success of the Company’s business.

The objectives of our compensation program are as follows:

•	Provide competitive compensation programs that attract, motivate and retain talent at all levels in the Company with the requisite skills for success;

•	Motivate employees to optimize their individual performance to achieve the Company’s objectives;

•	Align the financial interests of the Company and employees with our stockholders via equity-based awards; and

•	Create a direct link between the Company performance and individual contribution and awards.

Compensation Committee

The Compensation Committee administers our executive compensation program and is currently comprised of three non-employee, independent members of the board of directors, none of whom has any interlocking relationships as defined by the SEC. The scope of authority of the Compensation Committee is to set salaries and bonuses of the executive officers and to award equity grants and other compensation to them as appropriate. The Compensation Committee has the authority to review and recommend compensation policies generally, review and approve compensation of our executive officers and administer our stock plans, including reviewing and approving stock option and restricted stock unit (“RSU”) grants to our executive officers. The Compensation Committee and board of directors periodically review and revise the charter, which is available on our website at www.Ikanos.com.

The Compensation Committee may form and delegate authority to subcommittees when appropriate, including an Equity Award subcommittee, which would consist of one or more members of the Board of Directors with the authority to grant equity based awards, including both RSUs and stock options to purchase shares of our common stock within fixed guidelines (previously approved by the Board of Directors) to each new non-executive employee of the Company. The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of the compensation of the Chief Executive Officer (“CEO”) or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Although executive officers do not have a role in determining executive compensation, the Compensation Committee does review our CEO’s recommendations when making compensation decisions. From time to time, our CEO and Vice President of Human Resources attend Compensation Committee meetings.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, commissions for sales executives, equity incentives, change-in-control and severance packages and relocation benefits. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Current compensation is mainly comprised of salary, cash bonuses, and sales commissions. Mid and long-term compensation is mainly comprised of equity incentives.

The general philosophy of executive compensation for 2006 was to be below market for salary, at market for bonus, and exceed market for equity incentives. Although base salary is an important component of our executive compensation package, our compensation philosophy is centered towards equity and non-equity incentive plans that match our executive compensation to the success and growth of the Company, either through equity awards or cash incentive compensation based on the Company’s financial performance.

Each executive officer’s compensation package for 2006 consisted of the following elements: (i) base salary, (ii) potential cash bonus based upon the Company’s attainment of pre-established financial objectives and attainment of pre-established individual performance objectives, (iii) eligibility for long-term, stock-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders, (iv) change-in-control agreements and (v) other benefits.

Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility.

The Compensation Committee reviewed public filings for specific peers within the semiconductor industry and the 2005 Radford Executive Survey in assessing the competitiveness of our programs and establishing pay levels. Our peer group consisted of the following companies:

Actel Corporation, Atheros Communications, Inc., Centillium Communications, Inc., Exar Corporation, Integrated Silicon Solutions, Inc., Nanometrics Incorporated, NetLogic Microsystems, Inc., Pericom Semiconductor, PLX Technology, Inc., PortalPlayer, Inc., Power Integrations, Inc., Rambus Inc., Silicon Image, Inc., Trident Microsystems, Virage Logic Corporation and Volterra Semiconductor Corp.

Based on this review done in February 2006, the Compensation Committee concluded that our executive’s salaries are below the range of our peer companies. Consistent with their objective to be below market in salary, the Compensation Committee in April 2006 approved executive salary raises of between 3% and 5% as compared to 2005 salaries, mainly related to increases in inflation and the consumer price index (“CPI”). In June 2006, the Compensation Committee approved an increase to our CEO’s annual salary of 7% as compared to 2005, mainly related to increases in CPI as well as to make his salary slightly more competitive with industry peers.

Bonus Plan for the Chief Executive Officer

In February 2006, the Compensation Committee reviewed comparative market data for the industry with respect to CEO bonus compensation. The Compensation Committee relied upon the 2005 Radford Executive Survey mentioned above to benchmark target cash compensation levels against three different groups: (1) local and national data of companies that generate annual revenues between $50 million and $199.9 million; (2) companies in three industry sectors (semiconductor, software and telecom) that generate annual revenues of less than $200 million; and (3) northern California companies that generate annual revenues less than $200 million. The target goals were based on our CEO’s achievements of subjective individual performance goals as well as revenue and gross margin targets set in the Company’s Annual Operating Plan for fiscal year 2006. The revenue target was accounted for under US Generally Accepted Accounting Principles (“GAAP”). The gross margin target was non-GAAP as it excluded amortization of acquisition-related intangibles and charges related to stock-based compensation expense in accordance with SFAS No. 123(R). The Annual Operating Plan was designed to be reasonably attainable if we adequately evaluated the market and met our objectives related to new product development and design wins. The individual goals were of a subjective nature and related to areas of focus as specified by the board of directors. Based upon the review performed, the Compensation Committee in June 2006 approved the setting of the CEO’s target bonus for the fiscal year 2006 at 70% of salary, which was generally found to be consistent with our peers.

Mr. Rajesh Vashist resigned as Chairman and was replaced as Chief Executive Officer in October 2006 and continued as a consultant for the Company until December 31, 2006. Pursuant to his employment agreement with the Company, as amended by his severance agreement, Mr. Vashist received a pro-rata target bonus for 2006 as partial consideration for his services under the Consulting Agreement in the amount of $67,000. The bonus was calculated under the assumption that January through October was earned, or 10 out of 12 months, multiplied by 50% of his bonus payout. 50% was paid because at the time of his termination, the Board of Directors believed the payout to executives would be 50% of the target bonus.

Executive Bonus Plan

The Executive Bonus Plan is designed for executive officers (excluding the Vice President of Worldwide Sales) to reward performance in line with Company goals; to align members of the executive team to achieve the same goals; and to motivate the achievement of financial results above and beyond planned goals. This plan is based on a combination of Company financial performance as well as subjective individual goals set by our CEO for each participant. Bonus decisions are determined by the CEO’s end-of-year evaluation of each executive’s performance and must be approved by the Compensation Committee. In 2004 and 2005, the bonus had been paid to our executives.

In adopting the 2006 Executive Bonus Plan in February 2006, the Compensation Committee reviewed comparative market data for the industry with respect to executive bonus compensation. The Compensation Committee relied upon the 2005 Radford Executive Survey to benchmark target cash compensation levels against local and national data for companies that generated annual revenues between $50 million and $199.9 million. Based upon this review, the Compensation Committee approved executive target bonus amounts for fiscal year 2006 at 40% of base salary, which was generally found to be consistent with our peers. The Executive Bonus Plan’s threshold requirement was that the Company meet or exceed the GAAP revenue and non-GAAP gross margin dollar targets set in the Company’s Annual Operating Plan for fiscal year 2006. Pursuant to the plan, individual performance goals for each of our executives were set.

For 2006, the Compensation Committee reviewed the Executive Bonus Plan to determine if bonuses were to be awarded to our executive officers based on achievement of Company and individual performance goals as recommended by our CEO. The Compensation Committee determined that the Company’s performance for 2006 was below-target and decided not to award any bonuses under the Executive Bonus Plan.

Executive Sales Compensation Plan

In February 2006, the Compensation Committee approved and adopted the 2006 Sales Compensation Plan. The purpose of the Sales Compensation Plan is to attract, retain and motivate the Company’s Worldwide Vice President of Sales through clearly specified sales goals and a pay-for-performance philosophy.

The 2006 Sales Compensation Plan was comprised of the following performance-based compensation incentives:

•

Quarterly commission based on meeting Quarterly Operating Plan target revenue. This commission was calculated as follows: (actual quarterly revenue / target quarterly revenue)*target quarterly revenue commission. The target quarterly revenue commission was 45% of our Vice President of Worldwide Sales quarterly base salary.

•

Quarterly commission based on meeting Quarterly Operating Plan non-GAAP target gross margin. This commission was calculated as follows: (actual quarterly gross margin / target quarterly gross margin)*target quarterly gross margin commission. The target quarterly gross margin commission was 45% of our Vice President of Worldwide Sales quarterly base salary.

•

Annual commission based on exceeding Annual Operating Plan target revenue. This commission was calculated as follows: 2*((actual annual revenue / target annual revenue)-1)*target annual revenue commission. The target annual revenue commission was 45% of our Vice President of Worldwide Sales annual base salary.

•

Annual commission based on exceeding Annual Operating Plan non-GAAP target gross margin. This commission was calculated as follows: 2*((actual annual gross margin / target annual gross margin)-1)*target annual gross margin commission. The target annual gross margin commission was 45% of our Vice President of Worldwide Sales annual base salary.

•	Incentives to win original equipment manufacturer (“OEM”) designs and launch new products. The total payout for the year was targeted at 10% of our Vice President of Worldwide Sales base salary.

•	Incentives to win strategic telecommunication customers. The total payout for the year was targeted at $11,400.

The target payouts were developed based on the Compensation Committee’s review of the 2005 Radford Executive Survey. The target payout for the Vice President of Worldwide Sales was $186,840 and there was no cap to the amount he could earn. The target payout of $186,840 assumed that the Company met quarterly revenue and non-GAAP gross margin targets, did not exceed annual targets, and incentives for OEM and strategic telecommunication customers were earned 100%.

In April 2006, the CEO and Board of Directors approved the 2006 “Stretch” Revenue Incentive Plan for the Vice President of Worldwide Sales. This plan provided a two-step incentive to exceed quarterly Annual Operating Plan revenue goals between the close of the acquisition of the ADI Broadband Business Unit on February 17, 2006 and December 31, 2006. If during any quarter the Company exceeded Annual Operating Plan revenue by 20% or 45%, a payout (over and above those described above) would be made in the amount of $50,000 or $100,000, respectively.

Pursuant to the Sales Compensation Plan, Mr. Derek Obata, our former Vice President of Worldwide Sales, was eligible to receive performance-based compensation on a quarterly and an annual basis based on the achievement of the commission goals. The payouts during the year to Mr. Obata totaled $129,844 in cash, and were solely attributed to the quarterly revenue and gross margin commissions, the incentives to win OEM designs, and the incentive to win strategic telecommunication customers. Mr. Obata received no payments related to the annual revenue and gross margin commissions nor did he receive any payments related to the “Stretch” Revenue Incentive Plan, as those objectives were not met. Mr. Obata’s employment with the Company terminated on October 4, 2006.

In September 2006, Mr. Nick Shamlou joined the Company as our new Vice President of Worldwide Sales. Mr. Shamlou was not eligible for either the 2006 Sales Compensation Plan or the 2006 “Stretch” Revenue Incentive Plan. However, pursuant to his employment agreement, he was entitled to a guaranteed commission in the amount of $43,269. This amount was determined as if Mr. Shamlou met the quarterly commission goals under the 2006 Sales Compensation Plan on a pro-rata basis for the number of days he was employed by us in 2006.

Equity-Based Incentives

The Compensation Committee believes that the granting of stock options and restricted stock units is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in the employ of our Company and to encourage executive officers to maintain a long-term perspective. In determining the size of stock option and restricted stock unit grants, the Compensation Committee focuses on the executive officers’ current and expected future value to our Company, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executives on specified dates. We do not attempt to coordinate equity grants with the release or withholding of material non-public information. In 2006, options granted to our executive officers had exercise prices at the fair market value of our stock at the close of business on the date of grant. The date of grant was determined on the date the grant received approval from the Compensation Committee or Equity Award subcommittee. All equity awards to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS No. 123(R).

In April 2006, the Compensation Committee, with the assistance of AON Consulting, reviewed comparative market data with respect to equity compensation based on the 2005 Radford Benchmark Survey. The number of options, restricted stock and/or performance shares our Compensation Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including specific job responsibility levels, individual performance ratings, and market data collected regarding the equity grant ranges for the peer companies listed above. In determining the number of options and RSUs to grant to our executives, we generally granted more than our peers, consistent with our compensation philosophy.

Prior to our review of the 2005 Radford Study, we only offered equity incentives in the form options to purchase common stock; however, we learned that restricted stock units is another form of equity incentives that is prevalent with our peers. To ensure that we are competitive in attracting and retaining employees, we began granting RSUs to our employees in July 2006.

In July 2006, RSUs were authorized by the Compensation Committee to be awarded to the following executives: Mr. Rajesh Vashist, Mr. Rouben Toumani, Mr. Yehoshua Rom, Mr. Daniel K. Atler, and Mr. Derek Obata. The RSUs granted vest as to 50% of the shares in August 2007, and 50% of the shares in August 2008, except for the restricted stock unit granted to Mr. Toumani, which vests as to 100% in August 2007. The Compensation Committee shortened the vesting period for Mr. Toumani to one year as a further incentive for him to stay with the Company through August 2007.

During fiscal 2006, Mr. Dean Westman, Mr. Cory Sindelar and Mr. Nick Shamlou received executive new hire option grants and Mr. Sindelar and Mr. Shamlou received executive new hire RSUs. There is no formula for the amount of options or RSUs granted to newly hired executives; it is at the discretion of the Compensation Committee based on the facts and circumstances for each executive hire. When Mr. Westman joined the Company, we did not offer RSUs to employees. Accordingly, he only received options to purchase our common stock.

The exercise price for all options granted in 2006 to the named executive officers is 100% of the fair market value of the shares on the grant date. The option grants generally vest as to 25% of the shares one year from the vesting commencement date and 1/48 per month thereafter. The RSUs generally have a two-year annual vesting with 50% of the shares vesting one year from the vesting commencement date and 50% of the shares vesting in the second year. The par value of the shares of Company common stock issued upon settlement of the RSUs will be considered to have been paid with past services rendered.

We also have a tax-qualified employee stock purchase plan (“ESPP”), generally available to all employees including executive officers. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods and allows participants to purchase Company stock through payroll deductions at a discount from the fair market value.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have negotiated change-in-control and/or termination of employment severance provisions. The Compensation Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The

Compensation Committee considers all factors necessary to induce and retain employment with our Company, which includes individual change-in-control and termination of employment severance agreements. These modifications are made on a case-by-case basis, and typically entail accelerated vesting of equity incentives and/or cash compensation. All our change-in-control and termination of employment severance agreements are described in detail in the post-employment/change-in-control portion of this proxy. See “Post-Employment/Change-in-Control Payments”.

From time to time, including in 2006, we have offered termination of employment severance packages to terminated executives that did not have an agreement in place prior to their termination. There is not a set policy for determining severance packages, but generally we have in the past provided severance based on years of service, past performance, and factors relating to the executive’s termination. These severance packages are determined by the Compensation Committee as necessary. In 2006, severance packages were offered to two named executives, Mr. Vashist and Mr. Obata, and are documented in detail in the post-employment/change-in-control portion of this proxy.

Other benefits/perquisites

Our named executive officers receive no benefits from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. Mr. Obata and Mr. Shamlou received car allowances to assist in their role as the Vice President of Worldwide Sales. Mr. Westman and Mr. Shamlou received moving expenses pursuant to their new hire employment agreements. The Company maintains health club memberships for 30 employees on a first come, first serve basis. The membership fees are split between the Company and the employee. Our named executive officers may participate in this program from time to time.

Tax and Accounting Implications

The philosophy of the Compensation Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the business strategies, objectives and initiatives of Ikanos. For incentive-based compensation, the Compensation Committee considers the desirability of qualifying for deductibility by Ikanos under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Ikanos for tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. As the Compensation Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Compensation Committee reaches its decisions with a view towards Ikanos’s overall financial performance. Non-performance-based compensation for Ikanos’s executive officers for 2006 did not exceed the $1 million limit per officer. Under Section 162(m), any grants of options having an exercise price equal to or greater than the fair market value of the stock on the date of grant made from Ikanos’s Amended and Restated 2004 Equity Incentive Plan are considered to be performance-based compensation. Restricted stock units do not qualify as performance-based compensation.

We account for equity compensation paid to our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from the exercise of nonqualified options should be deductible by the Company, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the Compensation Committee was comprised of Messrs. Faizullabhoy, Goguen and Gulett, all of whom were non-employee directors. No interlocking relationship exists between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Danial Faizullabhoy

Michael Goguen

Michael Gulett

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel K. Atler	2006	189,263	0	35,336	247,982	0	0	472,581
President & Chief Executive Officer
Cory Sindelar	2006	54,077	0	9,664	40,940	0	0	104,681
Chief Financial Officer
Yehoshua Rom	2006	184,875	0	35,336	116,600	0	0	336,811
Vice President of Operations
Nick Shamlou (3)	2006	73,077	43,269	14,958	23,828	0	40,154	195,286
Vice President of Worldwide Sales and Customer Engineering
Rouben Toumani (4)	2006	192,838	0	70,673	329,736	0	520	593,767
Chief Technology Officer
Dean Westman (5)	2006	138,116	0	0	207,527	0	13,087	358,730
Vice President, General Manager of Gateway Products Group
Rajesh Vashist (6)	2006	189,981	0	381,000	819,267	67,000	161,414	1,618,662
Former President & Chief Executive Officer
Derek S. Obata (7)	2006	144,995	0	24,735	128,244	129,884	123,479	551,337
Former Vice President of Worldwide Sales

(1)	Stock awards consist of restricted stock units (“RSUs”). Reflects the dollar amount recognized with respect to RSUs held by the named executive officer for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R), and thus includes amounts from awards granted in and prior to 2006.
(2)	Reflects the dollar amount recognized with respect to options held by the named executive officer for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R).
(3)	Mr. Nick Shamlou joined the Company in September 2006. Pursuant to his employment agreement, Mr. Shamlou received a geographic housing transition payment of $36,000 and a car allowance of $4,154. These payments are included in All Other Compensation. Mr. Shamlou’s bonus reflects guaranteed sales commissions earned of $43,269.
(4)	Mr. Rouben Toumani’s other compensation consists of health club dues of $520.
(5)	Dean Westman joined the Company in April 2006. Pursuant to his employment agreement, Mr. Westman received a payment of $13,087 for reimbursement of relocation expenses, which is included in All Other Compensation.
(6)	Mr. Rajesh Vashist resigned from the board of directors and was replaced as President and Chief Executive Officer in October 2006. Until December 31, 2006, he continued as a consultant for the Company. Pursuant to his employment agreement with the Company, as amended by his severance agreement, Mr. Vashist received a pro-rated target bonus for 2006 as partial consideration for his services under the Consulting Agreement in the amount of $67,000. Other compensation consisted of severance pay equal to six months of Mr. Vashist’s base salary, or $115,000, and payment of Mr. Vashist’s accrued paid time off, or $46,414.
(7)

On October 17, 2006, the Company entered into a Severance Agreement and Release of Claims with Derek Obata, its former Vice President of Worldwide Sales, regarding the termination of Mr. Obata’s employment with Ikanos as of October 4, 2006. Mr. Obata’s non-equity incentive plan compensation reflects sales commissions earned of $129,884. Pursuant to the severance agreement, Mr. Obata received $90,150, less applicable tax withholdings, representing six months of Mr. Obata’s base salary, plus pay-out of Mr. Obata’s paid time off, or $32,825. These payments are included in All Other Compensation. In addition, All Other Compensation includes health club dues of $504.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2006

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Daniel K. Atler	7/5/2006					10,000		0	$152,400
	N/A	0	$76,400	$76,400
Cory Sindelar	9/12/2006					10,000		0	$128,000
	9/12/2006						75,000	$12.80	$542,265
	N/A	0	$13,854	$13,854
Yehoshua Rom	7/5/2006					10,000		0	$152,400
	N/A	0	$74,840	$74,840
Nick Shamlou	10/17/2006					35,000		0	$285,600
	10/17/2006						100,000	$8.16	$454,960
	N/A	0	0	0
Rouben Toumani	7/5/2006					20,000		0	$304,800
	N/A	0	$77,880	$77,880
Dean Westman	4/18/2006						100,000	$20.63	$1,174,910
Rajesh Vashist	7/5/2006					25,000		0	$381,000
	N/A	0	$161,000	$161,000
Derek S. Obata	7/5/2006					7,000		0	$106,680
	N/A	0	$186,400	$286,400	(5)

(1)	Amounts shown are estimated payouts for fiscal 2006 to Mr. Vashist under the Bonus Plan for the Chief Executive Officer, to Mr. Atler, Mr. Sindelar, Mr. Rom, and Mr. Toumani under the Executive Bonus Plan, and to Mr. Obata under the Sales Compensation Plan. These amounts are based on the individual’s fiscal 2006 base salary and position. Actual bonuses received by these named executive officers for fiscal 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Stock awards consist of restricted stock units.
(3)	The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of the value placed on a stock option by FAS 123(R) on the grant date, the actual value of the option will depend on the market value of Ikanos common stock at the date in the future when the option is exercised.
(4)	The value of a stock award or option award is based on the full fair value as of the grant date of such award determined pursuant to FAS 123(R) without regard to vesting and disregarding an estimate for forfeitures.
(5)	Although there was no maximum for Mr. Obata’s formulaic based sales compensation plan, we estimated the maximum of $286,400 assuming he met the target annual Sales Compensation Plan award of $186,400 plus the maximum “Stretch” Revenue Incentive Plan award of $100,000.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# ) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (18) ($)
Daniel K. Atler	15,667	42,500	(1)	$0.48	10/20/2013	10,000	(4)	$86,900
	0	16,666	(2)	$3.84	6/1/2011
	15,624	26,042	(3)	$10.20	7/19/2015

Cory Sindelar	0	75,000	(5)	$12.80	9/12/2016	10,000	(6)	$86,900

Yehoshua Rom	1,209	0		$0.48	3/7/2013	10,000	(7)	$86,900
	22,173	2,554	(8)	$0.48	6/26/2013
	5,902	2,431	(9)	$0.48	3/10/2014
	5,208	19,792	(10)	$3.84	6/1/2011
	10,937	18,229	(11)	$10.20	7/19/2015

Nick Shamlou	0	100,000	(12)	$8.16	10/17/2016	35,000	(13)	$304,150

Rouben Toumani	26,042	0		$3.84	6/1/2011	20,000	(14)	$173,800
	23,958	0		$3.84	6/1/2011
	18,750	6,250	(15)	$10.20	7/19/2015
	13,888	27,778	(16)	$10.20	8/26/2015

Dean Westman	0	100,000	(17)	$20.63	4/18/2016	0		$0

Rajesh Vashist	92,592	0		$1.08	10/24/07	0		$0
	229,167	0		$0.48	10/24/07
	175,483	0		$0.48	10/24/07
	6,535	0		$10.20	10/24/07
	76,798	0		$10.20	10/24/07
	15,740	0		$1.08	10/24/07
	62,500	0		$0.48	10/24/07

Derek S. Obata	33,490	0		$0.48	1/4/07	0		$0
	13,332	0		$0.48	1/4/07
	15,179	0		$3.84	1/4/07
	11,014	0		$3.84	1/4/07
	5,555	0		$10.20	1/4/07

(1)	The options were granted on October 20, 2003 and 25% of the shares vested on October 20, 2004 and 1/48 each month thereafter.
(2)	The options were granted on March 1, 2005 and 100% of the shares will vest on July 1, 2008.
(3)	The options were granted on July 19, 2005 and vest 1/48 each month between June 1, 2005 and June 1, 2009.
(4)	The restricted stock units were granted on July 5, 2006 and 50% of the shares vest on August 15, 2007 and 50% of the shares vest on August 15, 2008.
(5)	The options were granted on September 12, 2006 and 25% of the shares vest on September 8, 2007 and 1/48 each month thereafter.
(6)	The restricted stock units were granted on September 12, 2006 and 25% vest per annum on September 8, 2007 through September 8, 2010.
(7)	The restricted stock units were granted on July 5, 2006 and 50% vest on August 15, 2007 and 50% vest on August 15, 2008.

(8)	The options were granted on June 26, 2003 and vest 1/48 each month between February 1, 2003 and February 1, 2007.
(9)	The options were granted on March 10, 2004 and 25% of the shares vested on February 27, 2005 and 1/48 each month thereafter.
(10)	The options were granted on March 1, 2005 and vest 1/24 each month between July 1, 2006 and July 1, 2008.
(11)	The options were granted on July 19, 2005 and vest 1/48 each month between June 1, 2005 and June 1, 2009.
(12)	The options were granted on October 17, 2006 and 25% of the shares vest on September 18, 2007 and 1/48 each month thereafter.
(13)	The restricted stock units were granted on October 17, 2006 and 25% vest per annum on September 18, 2007 through September 18, 2010.
(14)	The restricted stock units were granted on July 5, 2006 and will 100% vest on August 15, 2007.
(15)	The options were granted on July 19, 2005 with an original vesting period of 1/48 each month between June 1, 2005 and June 1, 2009. On February 7, 2006, the vesting term for this grant was modified so that the options vest 1/24 each month between June 1, 2005 and June 1, 2007.
(16)	The options were granted on August 26, 2005 and 25% of the shares vest on August 26, 2006 and 1/48 each month thereafter.
(17)	The options were granted on April 18, 2006 and 25% of the shares vest on April 12, 2007 and 1/48 each month thereafter.
(18)	Based on $8.69 per share, the closing price of the Company’s common stock on December 29, 2006, the last trading day of the fiscal year.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($) (2)
Daniel K. Atler	0	0	0	0
Cory Sindelar	0	0	0	0
Yehoshua Rom	44,784	$817,697	0	0
Nick Shamlou	0	0	0	0
Rouben Toumani	36,249	$511,536	0	0
Dean Westman	0	0	0	0
Rajesh Vashist	50,000	$728,518	12,500	$101,500
Derek S. Obata	49,889	$958,919	0	0

(1)	The value realized equals the difference between the option exercise price per share and the fair market value per share of Ikanos common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of Ikanos common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

The Company’s named executive officers received no benefits in fiscal year 2006 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. They also did not participate in any non-qualified deferred compensation plans.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS

Individual Offer Letters and/or Employment Agreements

The following narratives and tables describe the payments and/or benefits that are payable by the Company to the named executive officers upon termination of employment or in the event of a change-in-control under various applicable scenarios pursuant to such named executive officer’s offer letter, equity grant agreements and/or employment agreement with the Company. The amounts provided in examples are estimates only and may not reflect the actual amounts payable to our named executive officers.

Daniel K. Atler – President and Chief Executive Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Atler is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Atler and the Company dated August 29, 2003 (the “Atler Offer Letter”). The estimated potential severance benefits payable to Mr. Atler in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event of either an actual termination or a Constructive Termination of Mr. Atler’s employment with the Company during the three-month period prior to and twelve-month period following a Change of Control, then Mr. Atler is entitled to receive (i) 15 months of compensation and benefits, which compensation, at Mr. Atler’s election, will be paid in a lump sum or over a reasonable period of time as requested by Mr. Atler, and (ii) 100% accelerated vesting of Mr. Atler’s then unvested and outstanding options and restricted stock grants. In the event that these severance benefits constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”), then (i) the Company will use reasonable good-faith efforts to obtain the requisite stockholder approval of the benefits to avoid these benefits from being subject to any excise tax or (ii) such severance benefits will be paid in full, over time or as a lesser amount, whichever of the foregoing methods, taking into account the applicable taxes, results on an after-tax basis in a greater amount of benefits to Mr. Atler.

In the event the Company elects to terminate its employment relationship with Mr. Atler for any reason other than for Cause, Mr. Atler will be entitled to receive three (3) months of base salary and benefits, which salary, at Mr. Atler’s election, shall be paid in a lump sum or over a reasonable period of time as requested by Mr. Atler. At Mr. Atler’s request, the Company will use its reasonable best efforts to structure any severance arrangement to allow Mr. Atler’s options to remain exercisable following termination for at least that number of months for which Mr. Atler will be paid severance. These severance benefits are contingent upon Mr. Atler executing and not revoking a standard settlement and release of claims agreement. Under the Atler Offer Letter, Mr. Atler would also have received the benefits described in this paragraph if Mr. Atler had terminated his relationship because of a Constructive Termination in the first twelve (12) months of his employment with the Company. However, such twelve-month period has expired.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(11)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)(11)
Base Salary	$238,875	(4)	$47,775	(5)
Bonus	$95,500	(6)	N/A
Acceleration of Vesting of Stock Options	$429,755	(7)	N/A
Acceleration of Vesting of Restricted Stock Units	$86,900	(8)	N/A
Health Care Benefits	$44,370	(9)	$8,946	(10)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the fiscal year ended December 31, 2006.
(2)	A termination related to a Change of Control is a termination that occurs during the three-month period prior to the Change of Control date and twelve-month period following the Change of Control date.
(3)	A termination unrelated to a Change of Control is a termination that occurs (i) more than three months prior to the Change of Control date or (ii) more than twelve months after the Change of Control date.
(4)	Represents severance pay equal to 15 months of Mr. Atler’s base salary of $191,100 in effect as of December 31, 2006. Amounts will be paid in lump sum or over a reasonable period of time as requested by Mr. Atler.
(5)	Represents severance pay equal to 3 months of Mr. Atler’s base salary of $191,100 in effect as of December 31, 2006. Amounts will be paid in lump sum or over a reasonable period of time as requested by Mr. Atler.
(6)	Represents 15 months pro-rated bonus of Mr. Atler’s target bonus of $76,400 as of December 31, 2006. The pro-rated bonus is calculated as if 100% had been earned for fiscal 2006.
(7)	Represents the intrinsic value of outstanding and unvested options to purchase 85,208 shares as of December 31, 2006, which would accelerate and become exercisable.
(8)	Represents the intrinsic value of 10,000 unvested, outstanding RSU awards as of December 31, 2006, which would vest.
(9)	Represents the premiums to be paid by the Company for 15 months continuation of health care benefits in effect as of December 31, 2006.
(10)	Represents the premiums to be paid by the Company for 3 months continuation of health care benefits in effect as of December 31, 2006.
(11)	Severance benefits are contingent upon Mr. Atler executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Atler Offer Letter:

Cause. “Cause” means:

•

Mr. Atler’s failure, in the reasonable judgment of the Board of Directors, to substantially perform Mr. Atler’s duties or responsibilities as Vice President and Chief Financial Officer (other than a failure resulting from Mr. Atler’s disability (as defined in IRC Section 22(e)(3)) after written notice thereof from the Company describing in reasonable detail Mr. Atler’s failure to perform such duties or responsibilities;

•	Mr. Atler knowingly engaging in any act of dishonesty, fraud or the misrepresentation of property belonging to the Company or its affiliates that was or is materially injurious to the Company;

•	Mr. Atler’s violation of any federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company;
•	Mr. Atler’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Mr. Atler and the Company; or

•	Mr. Atler being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud.

Change of Control. “Change of Control” means the occurrence of any of the following events:

•

any person, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company;

•	a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or

•

the approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Constructive Termination. “Constructive Termination” means:

•	without Mr. Atler’s express consent, a reduction of Mr. Atler’s duties, position or responsibilities, or Mr. Atler’s removal from such duties, position and responsibilities;

•	without Mr. Atler’s express written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to Mr. Atler immediately prior to such reduction;

•	a significant reduction by the Company in Mr. Atler’s base salary as in effect immediately prior to such reduction;

•	a significant reduction by the Company of the bonus available to Mr. Atler as was available immediately prior to such reduction;

•

a material reduction by the Company in the kind of or level of employee benefits to which Mr. Atler is entitled immediately prior to such reduction with the result that Mr. Atler’s overall benefits package is significantly reduced;

•	without Mr. Atler’s express written consent, a requirement that Mr. Atler relocate to a facility or a location more than 15 miles from Mr. Atler’s then present facility or location; or

•	the failure of the Company to obtain the assumption of the obligations of the Company under the Atler Offer Letter by any successor entity.

Cory J. Sindelar – Chief Financial Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Sindelar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Sindelar and the Company dated August 16, 2006 (the “Sindelar Offer Letter”). The estimated potential severance benefits payable to Mr. Sindelar in the various termination scenarios are described below. The relevant definitions follow the tabular description.

In the event of a Change of Control, if within twelve (12) months of such Change of Control either: (i) Mr. Sindelar resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Sindelar’s employment without Cause, then:

•

the vesting of equity awards granted to Mr. Sindelar will vest for the greater of (1) 25% of the total equity awards granted or (2) number of months (partial or full) vested multiplied by two divided by the number of months required for the equity awards to vest in full, up to 100% of total shares or options granted; and

•	Mr. Sindelar will receive compensation, prorated bonus (as if 100% earned) and other benefits (not including equity grants) for six (6) months following Mr. Sindelar’s termination.

Notwithstanding the foregoing, Mr. Sindelar will only be entitled to acceleration of option vesting and compensation if Mr. Sindelar enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

	Estimated Value of Change-in-Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$95,000	(4)	N/A
Bonus	$23,750	(5)	N/A
Acceleration of Vesting of Stock Options	$0	(6)	N/A
Acceleration of Vesting of Restricted Stock Units	$21,725	(7)	N/A
Health Care Benefits	$17,892	(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the fiscal year ended December 31, 2006.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Sindelar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to 6 months of Mr. Sindelar’s base salary of $190,000 in effect as of December 31, 2006.
(5)	Represents six months pro-rated bonus of Mr. Sindelar’s target bonus of $47,500 as of December 31, 2006. The pro-rated bonus is calculated as if 100% had been earned for fiscal 2006.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 18,750 shares as of December 31, 2006, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of 2,500 unvested, outstanding RSU awards as of December 31, 2006, which would vest.
(8)	Represents the premiums to be paid by the Company for 6 months continuation of health care benefits in effect as of December 31, 2006.
(9)	Severance benefits are contingent upon Mr. Sindelar executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Sindelar Offer Letter:

Cause. “Cause” means:

•	Mr. Sindelar’s failure to perform assigned duties or responsibilities after notice from the Company describing Mr. Sindelar’s failure to perform such duties and responsibilities;

•	Mr. Sindelar engaging in any act of dishonesty, fraud or misrepresentation;

•	Mr. Sindelar’s violation of any federal or state law or regulation applicable to the Company’s business;

•	Mr. Sindelar’s breach of any confidentiality agreement or invention assignment agreement between Mr. Sindelar and the Company; or

•	Mr. Sindelar’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

Change of Control. “Change of Control” means either

•

the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or

•	a sale of all or substantially all of the assets of the Company.

Good Reason. “Good Reason” means any of the following that occurs in connection with a Change of Control and without Mr. Sindelar’s express written consent:

•	a reduction of Mr. Sindelar’s duties, position or responsibilities;

•	a reduction by the Company in Mr. Sindelar’s base salary, as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of employee benefits to which Mr. Sindelar is entitled immediately prior to such reduction, with the result that Mr. Sindelar’s overall benefits package is significantly reduced; or

•	Mr. Sindelar’s relocation to a facility or a location more than 50 miles from Mr. Sindelar’s then present location.

Yehoshua Rom – Vice President of Operations

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Rom is entitled to certain acceleration of vesting benefits in connection with a change of control pursuant to the Offer Letter by and between Mr. Rom and the Company dated July 24, 2001 (the “Rom Offer Letter”). The estimated value of potential acceleration of vesting benefits is as described below.

Under the Rom Offer Letter, if a change of control of the Company had occurred within one (1) year of Mr. Rom’s employment, in which Mr. Rom’s responsibilities were significantly changed or diminished, one-half of Mr. Rom’s options would have vested immediately. The one-year period has expired. In the event of a change of control beyond one year of Mr. Rom’s employment, in which Mr. Rom’s responsibilities are significantly changed or diminished, one fourth of Mr. Rom’s options will vest immediately.

	Estimated Value of Change-in-Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Acceleration of Vesting of Stock Options	$34,228	(4)	N/A
Acceleration of Vesting of Restricted Stock Units	N/A		N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the year ended December 31, 2006.
(2)	A termination related to a Change of Control is a termination that occurs within 12 months from the Change of Control date.

(3)	Mr. Rom is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents the intrinsic value of outstanding and unvested options to purchase 10,751 shares as of December 31, 2006, which would accelerate and become exercisable.

Definitions

The following are the definitions that are applicable to the Rom Offer Letter:

Cause. “Cause” means:

•	Mr. Rom’s failure to perform his/her assigned duties or responsibilities after notice thereof from the Company describing Mr. Rom’s failure to perform such duties or responsibilities;

•	Mr. Rom engaging in any act of dishonesty, fraud or misrepresentation;

•	Mr. Rom’s violation of any federal or state law or regulation applicable to the Company’s business;

•	Mr. Rom’s breach of any confidentiality agreement or invention assignment agreement between Mr. Rom and the Company; or

•	Mr. Rom being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

Change of Control. “Change of Control” means either:

•

the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or

•	a sale of all or substantially all of the assets of the Company.

Good Reason. “Good Reason” means any of the following that occurs in connection with a Change of Control and without the Mr. Rom’s express written consent:

•	a reduction of the Mr. Rom’s duties, position or responsibilities;

•	a reduction by the Company in the base salary, as may be applicable, of Mr. Rom as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of employee benefits to which Mr. Rom is entitled immediately prior to such reduction with the result that Mr. Rom’s overall benefits package is significantly reduced; or

•	the relocation of Mr. Rom to a facility or a location more than 50 miles from Mr. Rom’s then present location.

Nick Shamlou – Vice President of Worldwide Sales and Customer Engineering

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Shamlou is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Shamlou and the Company dated

September 8, 2006 as well as pursuant to the Letter Agreement regarding Offer Letter by and between Mr. Shamlou and the Company dated November 28, 2006 (together, the “Shamlou Agreements”). The estimated value of potential severance benefits payable to Mr. Shamlou in the various termination scenarios are described below. The relevant definitions follow the tabular description.

In the event Mr. Shamlou’s employment is terminated without Cause within twelve (12) months of Mr. Shamlou’s start date at the Company, September 18, 2006, then Mr. Shamlou will receive compensation, prorated bonus (as if 100% earned) and other employee benefits for six (6) months following Mr. Shamlou’s termination.

With regard to Mr. Shamlou’s options and restricted stock grants, if within twelve (12) months following a Change of Control: (i) Mr. Shamlou resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Shamlou’s employment without Cause, and Mr. Shamlou executes and does not revoke a release of claims with the Company in a form acceptable to the Company, then twenty-five (25%) of all unvested shares subject to Mr. Shamlou’s then outstanding options to purchase shares of the Company’s common stock, granted pursuant to the Company’s 1999 Stock Plan or other employee stock incentive arrangements approved by the Company’s Board of Directors, will become fully vested and exercisable as of the date of Mr. Shamlou’s termination. The vested options will remain exercisable following such termination for the period prescribed in the respective option agreements.

Termination Related to Hiring of Permanent Chief Executive Officer

- Within 18 Months

If the Company terminates Mr. Shamlou’s employment without Cause within the 18 month period following the date the Company hires Mr. Rajesh Vashist’s permanent replacement as Chief Executive Officer of the Company (it being understood that the appointment of Mr. Atler as the interim Chief Executive Officer is not the hiring of a permanent replacement for Mr. Vashist, but in the event the Company and Mr. Atler were to agree that his status as Chief Executive Officer of the Company were to change from an interim position to a permanent one, then the date the Company and Mr. Atler enter into such agreement would be the date from which such 18 month period would be measured), then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou’s will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continued base salary for twelve (12) months from date of termination,

•	commission in an amount equal to 100% of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for twelve (12) months from date of termination, and

•	other benefits through the earlier of (i) twelve (12) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to fifty percent (50%) of the aggregate number of Mr. Shamlou’s then unvested restricted stock units plus the number of shares subject to Mr. Shamlou’s then unvested options to purchase shares of Company common stock (the “Number of Aggregate Unvested Equity Awards”). In the event the number of restricted stock units that vest pursuant to the previous sentence is less than fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

- Between 18 Months and 30 Months

If the Company terminates Mr. Shamlou’s employment with the Company without Cause on or after the 18 month period following the date the Company hires Mr. Vashist’s permanent replacement as Chief Executive Officer of the Company (as described above) up to and through 30 months following hiring of such replacement, then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continuing base salary for six (6) months from date of such termination,

•	commission in an amount equal to fifty percent (50%) of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for six (6) months from date of termination, and

•	other benefits through the earlier of (i) six (6) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards. In the event the number of restricted stock units that vest pursuant to the previous sentence is less than twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

In the event Mr. Shamlou becomes entitled to accelerated vesting of his restricted stock unit and/or stock option awards pursuant to a termination related to the hiring of a permanent CEO, and there are multiple types of awards, such acceleration will be applied on a pro-rata basis based on the number of units and/or shares subject to an award versus the total number of units and/or shares subject to the same types of awards Mr. Shamlou holds.

- Vesting Example

By way of example only, assume Mr. Shamlou has the following unvested restricted stock unit and stock option awards at the time of his termination:

Unvested Restricted Stock Units	Unvested Stock Options
30,000	80,000
20,000	60,000
10,000	20,000

In this example, the Number of Aggregate Unvested Equity Awards would equal 220,000.

In applying the vesting acceleration provisions applicable within 18 months as described above, the aggregate number of units and shares that could vest would equal 110,000 (i.e., 50% of 220,000). All of the unvested restricted stock units would vest in full (a total of 60,000 restricted stock units) and the option covering 80,000 unvested shares would vest as to an additional 25,000 shares, the option covering 60,000 unvested shares would vest as to an additional 18,750 shares and the option covering 20,000 unvested shares would vest as to an additional 6,250 shares (with the result that an aggregate of 50,000 shares subject to the options would vest).

In applying the vesting acceleration provisions of Scenario 2 above, the total number of units and shares that could vest would equal 55,000 (i.e., 25% of 220,000). In applying the vesting acceleration, the restricted stock unit award covering 30,000 unvested units would vest as to 27,500 units, the restricted stock unit covering 20,000 unvested units would vest as to 18,333 units and the restricted stock unit covering 10,000 unvested units would vest as to 9,167 unvested units and no shares subject to any outstanding options would vest.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(19)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)(19)		NEO Termination Within 18 Months of Hiring Permanent CEO (19)(20)		NEO Termination Between 18 and 30 Months of Hiring Permanent CEO (19)(20)
Base Salary	$100,000	(4)	$100,000	(4)	$200,000	(5)	$100,000	(6)
Commission	$75,000	(7)	$75,000	(7)	$150,000	(8)	$75,000	(9)
Acceleration of Vesting of Stock Options	$13,250	(10)	N/A		$17,225	(11)	$0	(12)
Acceleration of Vesting of Restricted Stock Units	$76,038	(13)	N/A		$304,150	(14)	$293,288	(15)
Car Allowance	$8,308	(16)	$8,308	(16)	$30,600	(17)	$8,308	(18)
Health Care Benefits	$15,300	(16)	$15,300	(16)	$16,615	(17)	$15,300	(18)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the year ended December 31, 2006.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date during the first 12 months of Mr. Shamlou’s employment, September 18, 2006. If a termination occurs after September 17, 2007, Mr. Shamlou would be eligible for accelerated vesting of stock options and RSUs but he would not be eligible for base salary, bonus, car allowance, or health care benefits.
(3)	A termination unrelated to a Change of Control is a termination that occurs prior to the Change of Control date. If a termination occurred more than twelve months after the Change of Control date Mr. Shamlou would not be eligible for any termination benefits.
(4)	Represents severance pay equal to 6 months of Mr. Shamlou’s base salary of $200,000 in effect as of December 31, 2006. Amounts will be paid in lump sum. Mr. Shamlou is only eligible for this payment if he his terminated within the first 12 months of his start date, September 18, 2006.
(5)	Represents severance pay equal to 12 months of Mr. Shamlou’s base salary of $200,000 in effect as of December 31, 2006. Amounts will be paid in lump sum.
(6)	Represents severance pay equal to 6 months of Mr. Shamlou’s base salary of $200,000 in effect as of December 31, 2006. Amounts will be paid in lump sum.
(7)	Represents 6 months pro-rated commissions of Mr. Shamlou’s target commission of $150,000 as of December 31, 2006. The pro-rated commission is calculated as if 100% had been earned for fiscal 2006. Mr. Shamlou is only eligible for this payment if he his terminated within the first 12 months of his start date, September 18, 2006.
(8)	Represents 12 months pro-rated commissions of Mr. Shamlou’s target commission of $150,000 as of December 31, 2006. The pro-rated commission is calculated as if 100% had been earned for fiscal 2006.
(9)	Represents 6 months pro-rated commissions of Mr. Shamlou’s target commission of $150,000 as of December 31, 2006. The pro-rated commission is calculated as if 100% had been earned for fiscal 2006.
(10)	Represents the intrinsic value of outstanding and unvested options to purchase 25,000 shares as of December 31, 2006, which would accelerate and become exercisable.
(11)	Represents the intrinsic value of outstanding and unvested options to purchase 32,500 shares as of December 31, 2006, which would accelerate and become exercisable.
(12)	No outstanding and invested options to purchase shares would accelerate at December 31, 2006 under this scenario.
(13)	Represents the intrinsic value of 8,750 unvested, outstanding RSU awards as of December 31, 2006, which would vest.

(14)	Represents the intrinsic value of 35,000 unvested, outstanding RSU awards as of December 31, 2006, which would vest.
(15)	Represents the intrinsic value of 33,750 unvested, outstanding RSU awards as of December 31, 2006, which would vest.
(16)	Represents the premiums to be paid by the Company for 6 months continuation of car allowance and health care benefits in effect as of December 31, 2006. Mr. Shamlou is only eligible for this payment if he his terminated within the first 12 months of his start date, September 18, 2006.
(17)	Represents the premiums to be paid by the Company for 12 months continuation of car allowance health care benefits in effect as of December 31, 2006.
(18)	Represents the premiums to be paid by the Company for 6 months continuation of car allowance and health care benefits in effect as of December 31, 2006.
(19)	Mr. Shamlou is entitled to severance benefits if he is terminated within 30 months of hiring a new CEO.
(20)	Severance benefits are contingent upon Mr. Shamlou executing and not revoking a standard settlement and release of claims agreement.

The following are the definitions that are applicable to the Shamlou Agreements:

Definitions

Cause. “Cause” means:

•	Mr. Shamlou’s failure to perform assigned duties or responsibilities after notice from the Company describing Mr. Shamlou’s failure to perform such duties and responsibilities;

•	Mr. Shamlou’s engaging in any act of dishonesty, fraud or misrepresentation;

•	Mr. Shamlou’s violation of any federal or state law or regulation applicable to the Company’s business;

•	Mr. Shamlou’s breach of any confidentiality agreement or invention assignment agreement between Mr. Shamlou and the Company; or

•	Mr. Shamlou’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

Change of Control. “Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

Good Reason. “Good Reason” means any of the following that occurs in connection with a Change of Control and without Mr. Shamlou’s express written consent:

•	a reduction of Mr. Shamlou’s duties, position and responsibilities;

•	a reduction by the Company in Mr. Shamlou’s base salary as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of employee benefits to which Mr. Shamlou’s is entitled immediately prior to such reduction with the result that Mr. Shamlou’s overall benefits package is significantly reduced; or

•	Mr. Shamlou’s relocation to a facility or a location more than 50 miles from Mr. Shamlou’s then present location.

Rouben Toumani – Chief Technology Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Toumani is entitled to certain acceleration of vesting benefits in connection with a change of control pursuant to the agreement by and between Mr. Toumani and the Company dated August 22, 2005 (the “Toumani Change-of-Control Agreement”). The estimated value of potential acceleration of vesting benefits is as described below.

Pursuant to the Change-of-Control Agreement, if within twelve (12) months following a Change of Control: (i) Mr. Toumani resigns from his/her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates the Mr. Toumani’s employment without Cause, and Mr. Toumani signs and does not revoke a release of claims with the Company in a form acceptable to the Company, then: twenty-five percent (25%) of all unvested shares subject to the Mr. Toumani’s outstanding options to purchase shares of the Company’s common stock, granted pursuant to the Company’s 1999 Stock Plan or other employee stock incentive arrangements approved by the Company’s Board of Directors, will immediately vest and become exercisable as of the date of such termination.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Acceleration of Vesting of Stock Options	$0	(4)	N/A
Acceleration of Vesting of Restricted Stock Units	N/A		N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the fiscal year ended December 31, 2006.
(2)	A termination related to a Change of Control is a termination that occurs during 12 month period following the Change of Control date.
(3)	Mr. Toumani is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents the intrinsic value of outstanding and unvested options to purchase 6,944 as of December 31, 2006, which would accelerate and become exercisable.

Definitions

The following are the definitions that are applicable to the Toumani Change-of-Control Agreement:

Cause. “Cause” means:

•	Mr. Toumani’s failure to perform his/her assigned duties or responsibilities after notice thereof from the Company describing Mr. Toumani’s failure to perform such duties or responsibilities;

•	Mr. Toumani engaging in any act of dishonesty, fraud or misrepresentation;

•	Mr. Toumani’s violation of any federal or state law or regulation applicable to the Company’s business;

•	Mr. Toumani’s breach of any confidentiality agreement or invention assignment agreement between Mr. Toumani and the Company; or

•	Mr. Toumani being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

Change of Control. “Change of Control” means either:

•

the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or

•	a sale of all or substantially all of the assets of the Company.

Good Reason. “Good Reason” means any of the following that occurs in connection with a Change of Control and without the Mr. Toumani’s express written consent:

•	a reduction of the Mr. Toumani’s duties, position or responsibilities;

•	a reduction by the Company in the base salary, as may be applicable, of Mr. Toumani as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of employee benefits to which Mr. Toumani is entitled immediately prior to such reduction with the result that Mr. Toumani’s overall benefits package is significantly reduced; or

•	the relocation of Mr. Toumani to a facility or a location more than 50 miles from Mr. Toumani’s then present location.

Dean Westman – Vice President, General Manager of Gateway Products Group

Mr. Westman is entitled to certain acceleration of vesting benefits in connection the grant of options to purchase common stock (the “Westman Grant”), dated April 18, 2006. The estimated value of potential acceleration of vesting benefits is as described below.

Pursuant to the Grant, if within twelve (12) months following a Change of Control: (i) Mr. Westman resigns from his/her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates the Mr. Westman’s employment without Cause, and Mr. Westman signs and does not revoke a release of claims with the Company in a form acceptable to the Company, then: twenty-five percent (25%) of all unvested shares subject to the Mr. Westman’s outstanding options to purchase shares of the Company’s common stock, granted pursuant to the Company’s 1999 Stock Plan or other employee stock incentive arrangements approved by the Company’s Board of Directors, will immediately vest and become exercisable as of the date of such termination.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Acceleration of Vesting of Stock Options	$0	(4)	N/A
Acceleration of Vesting of Restricted Stock Units	N/A		N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 31, 2006 and the closing sales price of our Common Stock on the Nasdaq Global Market on December 29, 2006, which was the last trading day of the year ended December 31, 2006.

(2)	A termination related to a Change of Control is a termination that occurs within 12 months from the Change of Control date.
(3)	Mr. Westman is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents the intrinsic value of outstanding and unvested options to purchase 25,000 shares as of December 31, 2006, which would accelerate and become exercisable.

Definitions

The following are the definitions that are applicable to the Westman Grant:

Cause. “Cause” means:

•	Mr. Westman’s failure to perform his/her assigned duties or responsibilities after notice thereof from the Company describing Mr. Westman’s failure to perform such duties or responsibilities;

•	Mr. Westman engaging in any act of dishonesty, fraud or misrepresentation;

•	Mr. Westman’s violation of any federal or state law or regulation applicable to the Company’s business;

•	Mr. Westman’s breach of any confidentiality agreement or invention assignment agreement between Mr. Westman and the Company; or

•	Mr. Westman being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

Change of Control. “Change of Control” means either:

•

the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or

•	a sale of all or substantially all of the assets of the Company.

Good Reason. “Good Reason” means any of the following that occurs in connection with a Change of Control and without the Mr. Westman’s express written consent:

•	a reduction of the Mr. Westman’s duties, position or responsibilities;

•	a reduction by the Company in the base salary, as may be applicable, of Mr. Westman as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of employee benefits to which Mr. Westman is entitled immediately prior to such reduction with the result that Mr. Westman’s overall benefits package is significantly reduced; or

•	the relocation of Mr. Westman to a facility or a location more than 50 miles from Mr. Westman’s then present location.

Rajesh Vashist – Former Chief Executive Officer and Chairman of the Board of Directors

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Vashist was replaced as Chief Executive Officer of the Company effective as of October 24, 2006. As the former Chief Executive Officer of the Company, Mr. Vashist was entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to his Employment Agreement with the Company dated August 31, 2005 (the “Vashist Employment Agreement”). In connection with Mr. Vashist’s departure, the Company and Mr. Vashist entered into a Severance Agreement and Release on October 31, 2006 (the “Vashist Severance Agreement”) pursuant to which (i) Mr. Vashist resigned as a member of the Company’s Board of Directors, (ii) Mr. Vashist agreed to a release of claims against the Company and certain related parties, and (iii) the parties agreed to amend certain severance provisions of the Vashist Employment Agreement. Additionally, in connection with the Vashist Severance Agreement, Mr. Vashist also entered into a Consulting Agreement with the Company on October 31, 2006 (the “Vashist Consulting Agreement”).

Pursuant to the Vashist Employment Agreement, as amended by the Vashist Severance Agreement, Mr. Vashist received the following severance benefits:

•	severance pay equal to six (6) months of Mr. Vashist’s base salary;

•	$67,000 for (a) partial consideration for his services under the Consulting Agreement and (b) a pro-rated amount of Mr. Vashist’s target bonus for 2006;

•	accelerated vesting of all outstanding equity awards (options and RSUs) as to 50% of the unvested portion of any such award as of the date of termination;

•

an extension of Mr. Vashist’s post-termination exercise period to the one-year anniversary of the date of termination with respect to any outstanding stock options or other similar rights to acquire common stock of the Company that have been granted to Mr. Vashist, with the right at any time prior to January 1, 2007 to designate an exercise schedule with respect to such unexercised awards, provided that such election may not provide for exercise of any such option beyond October 24, 2007; and

•

coverage for Mr. Vashist and his eligible dependents under the Company’s medical, dental and vision benefit plans for twelve (12) months to commence following the termination of the Consulting Agreement, as described below.

The Vashist Consulting Agreement provides, among other things, that Mr. Vashist will continue to provide services to the Company relating to matters and projects or work-in-process that had been within Mr. Vashist’s areas of responsibility while serving as the Chief Executive Officer and other agreed upon services until the earlier of December 31, 2006 or termination of the Vashist Consulting Agreement. The Vashist Consulting Agreement provides that Mr. Vashist’s stock option to purchase 175,483 shares of common stock of the Company granted on March 10, 2004 under the Company’s 1999 Stock Plan (the “Vashist Option”) will immediately vest and become exercisable as to 100% of the unvested shares subject to the Vashist Option, after taking into account any acceleration of vesting provided for under the Vashist Employment Agreement. This acceleration of vesting occurred on the date the Vashist Severance Agreement became effective and is not contingent upon Mr. Vashist providing services under the Vashist Consulting Agreement. Under the Vashist Consulting Agreement, Mr. Vashist will also receive Company-paid coverage for him and his eligible dependents under the Company’s medical, dental and vision benefit plans until the termination of the Vashist Consulting Agreement and the Company will reimburse Mr. Vashist for all reasonable and authorized expenses incurred by him while performing services pursuant to the Vashist Consulting Agreement.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (2)
Base Salary	$115,000	(3)
Bonus	$67,000	(4)
Acceleration of Vesting of Stock Options	$0	(5)
Acceleration of Vesting of Specific Stock Option	$474,834	(6)
Acceleration of Vesting of Restricted Stock Units	$101,500	(7)
Health Care Benefits	$35,784	(8)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an actual triggering date of October 24, 2006 and the closing sales price of our Common Stock on the Nasdaq Global Market on October 24, 2006.
(2)	Mr. Vashist was entitled to severance benefits in the event of a termination unrelated to a Change of Control pursuant to the Vashist Employment Agreement, as amended by the Vashist Severance Agreement.
(3)	Represents severance pay equal to 6 months of Mr. Vashist’s base salary of $230,000 in effect for fiscal year 2006.
(4)	Represents a pro-rated amount of Mr. Vashist’s target bonus for 2006; provided, however, that as partial consideration for his services under the Vashist Consulting Agreement, the amount of the severance payment to be provided in connection with this target bonus was $67,000.
(5)	Represents the intrinsic value of 50% accelerated vesting of 41,667 outstanding and unvested options as of October 24, 2006.
(6)	Represents the intrinsic value of 100% accelerated vesting of the unvested portion of Mr. Vashist’s stock options to purchase 175,483 shares of common stock of the Company granted to Mr. Vashist on March 10, 2004 under the Company’s 1999 Stock Plan, after taking into account any acceleration of vesting provided for under the Vashist Employment Agreement as described under footnote (6). The total number of unvested shares on the termination date from the March 10, 2004 grant that were accelerated was 62,151.
(7)	Represents the intrinsic value of 50% accelerated vesting of 25,000 unvested, outstanding RSU awards as of October 24, 2006.
(8)	Represents 12 months continuation of health care benefits.

Derek S. Obata – Former Vice President of Worldwide Sales

On October 17, 2006, Mr. Obata entered into a Severance Agreement and Release of Claims with the Company (the “Obata Severance Agreement”) regarding the termination of his employment with the Company as its Vice President of Worldwide Sales as of October 4, 2006. As the former Vice President of Worldwide Sales of the Company, Mr. Obata was entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios. Pursuant to the Obata Severance Agreement, Mr. Obata received:

•	$90,150, less applicable tax withholdings, representing 6 months of Mr. Obata’s base salary,

•

acceleration of vesting of an unvested portion of Mr. Obata’s option to purchase common stock of the Company, providing Mr. Obata with a total of 21,066 vested and exercisable options, as of the date of termination, under his stock option agreement with the Company dated November 20, 2003,

•

all commissions earned by and owing to Mr. Obata for the Company’s third quarter of fiscal year 2006 and any commission earned by and owing to Mr. Obata for the pro-rata portion of the Company’s fourth quarter of fiscal year 2006 through the date of termination, and

•

reimbursement by the Company for payments made by Mr. Obata for COBRA coverage for six (6) months starting from the date of termination or until Mr. Obata becomes eligible for group insurance benefits under another employer, whichever date occurs first.

By signing the Obata Severance Agreement, Mr. Obata agreed to release the Company and certain related parties from any and all claims relating to or arising out of his employment relationship with the Company. Mr. Obata also has agreed in the Obata Severance Agreement to waive any rights he may have under the Age Discrimination in Employment Act of 1967 and agreed to customary confidentiality, non-disparagement and non-solicitation provisions.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (2)
Base Salary	$90,150	(3)
Commission	$42,194	(4)
Acceleration of Vesting of Stock Options	$220,350	(5)
Acceleration of Vesting of Restricted Stock Units	N/A
Health Care Benefits	$17,892	(6)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an actual triggering date of October 4, 2006 and the closing sales price of our Common Stock on the Nasdaq Global Market on October 4, 2006.
(2)	Mr. Obata received severance benefits in connection with the termination of his employment with the Company as its Vice President of World Wide Sales.
(3)	Represents severance pay equal to 6 months of Mr. Obata’s base salary of $180,300 in effect for fiscal year 2006.
(4)	Represents $39,733 for all commissions earned by and owing to Mr. Obata for the Company’s third quarter of fiscal year 2006 and $2,461 commission earned by and owing to Mr. Obata for the pro-rata portion of the Company’s fourth quarter of fiscal year 2006 through the date of termination.
(5)	Represents the intrinsic value of accelerated vesting of 21,066 outstanding and unvested options as of October 4, 2006.
(6)	Represents 6 months continuation of health care benefits.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership of our securities on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16 (a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met, except that each of Rouben Toumani, Nick Shamlou and Gopal Venkatesh filed one Form 4 reporting one transaction late by less than XX days.

Certain Relationships and Related Transactions

Consulting Agreement

We have a consulting agreement with Texan Ventures, LLC. Mr. Venkatesh, who is also a member of our board of directors, is a managing member of Texan Ventures, LLC. The consulting agreement with Texan Ventures, LLC is described in “Proposal One—Election of Directors.”

Investor Rights Agreement and Registration Rights

We have entered into an agreement with certain holders of our common stock, and certain holders of warrants to purchase our common stock, including entities with which certain of our directors are affiliated, that provides for certain rights relating to the registration of their shares of common stock or shares of common stock issuable upon exercise of their warrants.

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Corporate Goverance Committee is responsible for the review, approval, and ratification of transactions with related persons, specifically, the Nominating and Corporate Governance Committee has the authority to:

•	Review and monitor the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of the Board and corporate officers; and

•

Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest. In performing it’s responsibilities, the Nominating and Corporate Governance Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors.

Indemnification and Insurance

We have entered into an indemnification agreement with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The audit committee of our board of directors serves as the representative of our board of directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm (independent auditors), PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our fiscal year 2006 audited financial statements to generally accepted accounting principles. In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the audit committee asked a number of follow-up questions of management and our independent registered public accounting firm (independent auditors) to help give the audit committee comfort in connection with its review.

2. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).

3. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Our board of directors has adopted a written charter for the audit committee, a copy of which can be viewed at the investor relations section of our website at www.Ikanos.com. Each of the members of the audit committee is independent as defined under the listing standards of the Nasdaq Stock Market and the federal securities laws.

THE AUDIT COMMITTEE

Paul Hansen, Chairman

Michael Goguen

Michael Gulett

OTHER MATTERS

As of the date hereof, our board of directors is not aware of any other matters to be submitted at the Annual Meeting. No proposals were received from stockholders prior to the deadline set forth in the bylaws. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as our board of directors recommends or as they otherwise deem advisable.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered in their own names may not vote those shares telephonically or via the Internet.

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in an account with a broker or a bank participating in the Broadridge Financial Solutions program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ voting website ( www.proxyvote.com ).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

THE BOARD OF DIRECTORS

Fremont, California

April 30, 2007

1

IKANOS COMMUNICATIONS, INC.

2007 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

IKANOS COMMUNICATIONS, INC.

The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Daniel K. Atler and Cory Sindelar, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 annual meeting of stockholders of Ikanos Communications, Inc. to be held on Tuesday, June 12, 2007, at 1:30 p.m., Pacific Time, at 47669 Fremont Boulevard, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF

IKANOS COMMUNICATIONS, INC.

June 12, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000001000     9         061207

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

Danial Faizullabhoy     Michael Gulett

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR     AGAINST     ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.